Exhibit 3.5

BYLAWS

OF

GROW SOLUTIONS, INC.

(a Delaware corporation)

(the “Company”)

Article I. MEETINGS OF STOCKHOLDERS

Section 1.1.  Place of Meetings: Meetings of the stockholders shall be held at the principal place of business of the Company or at such other places either within or without the State of Delaware as designated by the board of directors of the Company (the “Board”).

Section 1.2.  Annual Meetings:  An annual meeting of stockholders of the Company for the election of directors and for other business as described in the notice of such annual meeting shall be held on such date and at such time as may be fixed by the Board.

Section 1.3.  Special Meetings:  Special meetings of the stockholders may be called at any time by the Board, the president or the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote at such meeting.

Section 1.4.  Notice of Meetings:  Notice of the time, place and purposes of each meeting shall be delivered to the stockholders not less than ten (10) days or more than sixty (60) days before such meeting.  No notice need be given to any stockholder who attends a meeting in person; provided that such Stockholder does not attend such meeting solely for the purposes of objecting to the meeting on the grounds of lack of notice, or who waives such notice in writing executed and filed with the Company.

Section 1.5.  Quorum:  To constitute a quorum for the transaction of business at any meeting of the stockholders, there must be present, in person or by proxy, a majority of the issued and outstanding shares of capital stock of the Company entitled to vote on a particular matter.

Section 1.6.  Number of Votes for Each Stockholder:  Each stockholder shall be entitled to one vote for each share of stock standing in his, her or its name on the books of the Company.  The vote of a majority of the shares of the Company present, either in person or by proxy, at any meeting at which a quorum is present shall constitute the act of the stockholders.  Every stockholder may vote either in person or by proxy.  All proxies shall be in writing and shall be filed with the Company before being voted.

Section 1.7.  Action by Consent:  Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting, if a written consent thereto is signed by the holders of the requisite number of shares necessary to approve any such action at a meeting of the stockholders.  In the event that any action is approved by less than unanimous written consent of the stockholders, the Company shall provide prompt written notice of such action to all stockholders who did not consent in accordance with the Delaware General Corporation Law, (the “DGCL”).

Article II. STOCK

Section 2.1.  Certificates of Stock:  Certificates of stock shall be in a form adopted by the Board and shall be signed by appropriate officers as described in the DGCL.

Section 2.2.  Transfer of Stock:  Transfers of share certificates and the shares represented thereby shall be made on the books of the Company only by the registered holder or by a duly authorized attorney.  Transfers shall be made only upon surrender of the share certificate or certificates.

Article III. DIRECTORS

Section 3.1.  Place:  Meetings of the Board shall be held at such places as may be designated by the Board or in the notice of the meeting.

Section 3.2.  Regular Meetings:  Regular meetings of the Board shall be held at such times as the Board may designate.  Notice of regular meetings need not be given.

Section 3.3.  Special Meetings:  Special meetings of the Board may be called by the president, the chief executive officer or any member of the Board on one (1) days’ notice to each director, either personally or by mail (including electronic mail), telegram, telephone or facsimile transmission.  Neither the business to be transacted at nor the purpose of any special meeting of the Board need be specified in any notice or written waiver of notice unless so required by law or the Company’s Certificate of Incorporation, as the same may be amended from time to time (the “Certificate”).  Notice of any meeting of the Board need not be given to any director if he or she shall sign a written waiver thereof either before or after the time stated therein, or if he or she shall be present at the meeting and participate in the business transacted thereat, except if a director attends for the purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Unless limited by law, the Certificate, or the terms of the notice thereof, any and all business may be transacted at any special meeting.

Section 3.4.  Number, Election and Term of Office:  The property and business of the Company shall be managed by the Board, who need not be stockholders of record.  The Board shall have the authority to (i) determine the number of directors that constitute the Board and (ii) fix the terms of office of the directors.  Vacancies in the Board may be filled for the unexpired portion of the term by the vote of the remaining directors.

Section 3.5.  Quorum:  A majority of the directors then in office shall constitute a quorum for the transaction of business at any meeting and except as otherwise provided herein, in the Certificate or by law, the vote of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board.  In the absence of a quorum, a majority of the directors present may adjourn any meeting from time to time until a quorum be had.  Notice of any adjourned meeting need not be given if the time and place thereof are announced at the meeting at which adjournment is taken.  The directors shall act only as a Board and individual directors shall have no power as such.

Section 3.6.  Interested Directors:  No contract or transaction between the Company and any other corporation, firm, association or other legal entity shall be invalidated by reason of the fact that any one (1) or more of the directors has a direct or indirect interest, pecuniary or otherwise, in such corporation, firm, association, or legal entity, or because the interested director was present at the meeting of the Board which acted upon or in reference to such contract or transaction, or because he or she participated in such action, provided that the interest of such director shall have been disclosed to or known by the Board and a disinterested majority of the Board shall have nonetheless ratified and approved such contract or transaction.  Such interested director or directors may be counted to determine whether a quorum is present.  If the vote of such interested director or directors is, or was, necessary for the approval of such contract or transaction, then such contract or transaction shall, with disclosure of the director’s or directors’ interest, be submitted for the approval or ratification of the stockholders and such contract or transaction shall not be an obligation until it is approved by the stockholders.

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Section 3.7.  Committees:  The Board may, by resolution adopted by a majority of the whole Board, designate one or more committees, each committee to consist of one (1) or more directors and such alternate members (also directors) as may be designated by the Board.  Unless otherwise provided herein, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.  Except as otherwise provided herein, in the Certificate or by law, any such committee shall have and may exercise the powers of the full Board to the extent provided in the resolution of the Board directing the committee, except that no such committee shall have any power or authority with respect to (i) amending the Certificate or these Bylaws, (ii) approving or recommending to the stockholders of the Company any agreement or plan of merger or consolidation, any sale, lease or exchange of all or substantially all of the property and assets of the Company or the dissolution or liquidation of the Company (or the abandonment or revocation thereof), (iii) the declaration of dividends and (iv) the authorization of the issuance of shares of capital stock of the Company.  A committee may make such rules for the conduct of its business and may appoint such committees and assistants as it shall from time to time deem necessary for the transaction of business of such committee; provided, that if any committee does not make any such rules for its conduct then the provisions in this Article III shall apply to meetings of such committee.  Regular meetings of a committee shall be held at such times as such committee shall from time to time by resolution determine.

Section 3.8.  Participation in Meetings:  Members of the Board or of any committee may participate in any meeting of the Board or committee, as the case may be, by means of conference telephone or similar communication equipment by means which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

Section 3.9.  Action by Consent:  Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if a written consent thereto is signed by all members of the Board or of such committee, as the case may be, and such written consent is filed with the minutes or proceedings of the Board or committee.

Section 3.10. Chairman of the Board/Organization of Meetings:  The Board may elect, among its members, a chairman of the Board.  The chairman of the Board, if one be elected, shall preside, if present and unless otherwise determined by the Board, at all meetings of the stockholders and at all meetings of the Board, and he or she shall perform such other duties and have such other powers as may from time to time be designated and assigned to him or her by the Board.  At each meeting of the Board, the chairman of the Board, or, in his or her absence or nonelection, a director chosen by a majority of the directors, shall act as chairman of the meeting.  The secretary, or in the absence of the secretary, any person appointed by the chairman of the meeting, shall act as secretary of the meeting.

Section 3.11. Resignations: Any director of the Company may resign at any time by giving written notice to the Board, the president or the secretary of the Company.  The resignation of any director shall take effect immediately unless the resignation provides a certain date specified therein for it to take effect, in which event it shall be effective upon such date, and the acceptance of such resignation shall not be necessary to make it effective, irrespective of whether the resignation is tendered subject to such acceptance.

Article IV. OFFICERS

Section 4.1.  Election and Duties:  The Board shall have the authority to appoint a president, vice president(s), a treasurer, a secretary, and such other officers as it deems advisable.

Section 4.2.  Authority, Duties and Compensation:  The officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the Board.  Except as otherwise provided by resolution of the Board, (i) the president shall be the chief executive officer of the Company, shall have general supervision over the business and operations of the Company, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the Board and the stockholders, (ii) the other officers shall have the duties customarily related to their respective offices and (iii) any vice president, or vice presidents in the order determined by the Board, shall in the absence of the president have the authority to perform the duties of the president.

Section 4.3.  Terms of Office:  Each of such officers shall serve until his or her successor is duly appointed and qualified, but any officer may be removed by the Board at any time with or without cause and with or without hearing or notice of hearing.  Vacancies among the officers by reason of death, resignation or other cause shall be filled by the Board.

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Article V. INDEMNIFICATION

Section 5.1  Right to Indemnification:  The Company shall indemnify and hold harmless any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such person is or was a director or officer of the Company or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of the Company or a constituent corporation absorbed in a consolidation or merger, as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, non profit entity or other enterprise, or is or was a director or officer of the Company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Company or other enterprise (an “Indemnified Person”), against expenses (including attorneys’ fees), judgments, fines, liability, loss and amounts paid in settlement actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Company, except to the extent that such indemnification is prohibited by applicable law.  Notwithstanding the preceding sentence, except as otherwise provided in Section 5.3 of this Article V, the Company shall be required to indemnify an Indemnified Person in connection with a proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.

Section 5.2.  Indemnification of Employees and Agents.  The Company may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Company, while an employee or agent of the Company or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of the Company or a constituent corporation absorbed in a consolidation or merger, as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, non profit entity or other enterprise, or is or was a director or officer of the Company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Company or other enterprise, against expenses (including attorneys’ fees), judgments, fines, liability, loss and amounts paid in settlement actually and reasonably incurred or suffered by such person in connection with such proceeding.  The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion.  Notwithstanding the previous sentence, except as otherwise set forth in Section 5.4 of this Article V, the Company shall not be required to indemnify a person in connection with a proceeding initiated by such person if the proceeding was not authorized in advance by the Board.

Section 5.3.  Advance of Expenses:  Expenses incurred by an Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, provided, however, that if required by the DGCL, as amended, such expenses shall be advanced only upon delivery to the Company of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company as authorized in this Article V or otherwise.  Expenses incurred by other agents of the Company (or by an Indemnified Person not acting in their capacity as such, including service with respect to employee benefit plans) may be advanced upon such terms and conditions as the Board deems appropriate.  Any obligation to reimburse the Company for expense advances shall be unsecured and no interest shall be charged thereon.

Section 5.4.  Procedure for Determining Permissibility:  To determine whether any indemnification or advance of expenses under this Article V is permissible, the Board by a majority vote of a quorum consisting of directors not parties to such proceeding may, and on request of any person seeking indemnification or advance of expenses shall be required to, determine in each case whether the applicable standards in any applicable statute have been met, or such determination shall be made by independent legal counsel if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, provided that, if there has been a change in control of the Company between the time of the action or failure to act giving rise to the claim for indemnification or advance of expenses shall be determined by independent legal counsel.  The reasonable expenses of any Indemnified Person in prosecuting a successful claim for indemnification, and the fees and expenses of any special legal counsel engaged to determine permissibility of indemnification or advance of expenses, shall be borne by the Company.

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Section 5.5.  Contractual Obligation:  The obligations of the Company to indemnify  any persons under this Article V, including the duty to advance expenses, shall be considered a contract between the Company and such person, and no modification or repeal of any provision of this Article V shall affect, to the detriment of any such person, such obligations of the Company in connection with a claim based on any act or failure to act occurring before such modification or repeal.  The rights provided hereunder shall inure to the benefit of any person and such person’s heirs, executors and administrators.  If the DGCL or any other law of the State of Delaware is amended after approval of this Article V to authorize corporate action expanding the scope of indemnification, then the Company shall indemnify any and all persons described in this Article V to the fullest extent permitted by the DGCL or such other law as so amended.

Section 5.6.  Indemnification Not Exclusive; Inuring of Benefit:  The indemnification and advance of expenses provided by this Article V shall not be deemed exclusive of any other right to which one indemnified may be entitled under any statute, provision of the Certificate, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in such person’s official capacity and as to actions in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of any such person.

Section 5.7.  Insurance and Other Indemnification:  The Board shall have the power to (i) authorize the Company to purchase and maintain, at the Company’s expense, insurance on behalf of the Company and on behalf of others to the extent that the power to do so has not been prohibited by statute, (ii) create any fund of any nature, whether or not under the control of a trustee, or otherwise secure any of its indemnification obligations, and (iii) give other indemnification to the extent permitted by statute.

Article VI. AMENDMENTS

Section 6.1.  By Stockholders:  These Bylaws may be amended or repealed at any regular or special meeting of the stockholders by vote of holders of a majority of the outstanding stock entitled to vote, provided written notice of such proposed action shall have been given in the notice for such meeting.

Section 6.2.  By Directors:  These Bylaws may be amended or repealed at any regular or special meeting of the Board by vote of a majority of all directors in office, but the Board shall not alter or repeal any Bylaws adopted by the stockholders of the Company.

Section 6.3.  Inconsistencies With Certificate of Incorporation: If any provisions of these Bylaws shall be found to be inconsistent with any provisions of the Certificate, as the same may be amended from time to time, the Certificate shall govern.

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